Exhibit 99(a)(1)(A)

SHORTEL, INC.

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON

FEBRUARY 2, 2009 AT 5:00 P.M., PACIFIC TIME,

UNLESS THE OFFER IS EXTENDED

ShoreTel, Inc. (“ShoreTel”, the “Company”, “we”, “us”, or “our”) is offering to our U.S. employees the right to exchange (the “Option Exchange Program”) all outstanding options to purchase shares of our common stock having an exercise price equal to or greater than $9.50 per share (“Eligible Options”) granted under the ShoreTel, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) and 1997 Stock Option Plan; each plan as it may have been amended (together, the “Plans”), for an equivalent number of new nonqualified stock options (“New Options”) that we will grant under the 2007 Plan. Our non-employee directors are not eligible to participate in the Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying letter of transmittal. Grants of new options will be made on the first trading date after the date we cancel the options accepted for exchange (the “replacement grant date”).

The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange. The Option Exchange Program requires the approval of stockholders at our Special Meeting of Stockholders to be held February 2, 2009, or at any adjournment thereof. The New Options are subject to conditions, which we describe in Section 6 of this Offer to Exchange.

If you elect to exchange Eligible Options as described in the Offer to Exchange and if your Eligible Options are accepted for exchange, we will cancel the Eligible Options elected for exchange and you will receive a grant of a New Option issued pursuant to a new option agreement between you and us. Some key features of the New Options will include:

•	If you surrender Eligible Options, you will receive stock options covering an equivalent number of shares of New Options.

•	The exercise price of the New Options will equal the closing sale price of our common stock as reported on the NASDAQ Global Market on the day of the replacement grant date;

•

You will vest on a four-year schedule, with either (1) 25% of the shares subject to the option vesting on the first anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next three years or (2) 50% of the shares subject to the option vesting on the second anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next two years. The vesting schedule would be determined based on the vesting schedule of the surrendered option.

•	Each New Option will have a seven-year term;

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled options.

In order to receive the New Options, you must still be employed with us on the replacement grant date, and your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.

We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this Option Exchange Program on a voluntary basis to allow our employees to choose whether to keep their Eligible Options at their current exercise price, or to cancel those options for New Options.

You are not required to accept this Exchange Offer. If you hold more than one Eligible Option and you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the shares subject to the Eligible Option.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OPTION EXCHANGE PROGRAM, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

Consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this Exchange Offer, including without limitation, the condition that our stockholders approve the proposal relating to this Exchange Offer at our Special Meeting of Stockholders scheduled for February 2, 2009.

Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “SHOR.” On December 31, 2008, the last sale price of our common stock as reported on the Nasdaq Global Market was $4.49 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OPTIONS.

YOU SHOULD DIRECT QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL TO LOREEN PICCOTTO, SHORETEL STOCK ADMINISTRATION BY EMAIL AT OPTIONS@SHORETEL.COM, OR BY TELEPHONE AT (408) 962-2516.

IMPORTANT

If you wish to exchange your options, you must complete and sign the letter of transmittal in accordance with its instructions, and send it and any other required documents to ShoreTel Stock Administration by one of the following means:

by fax at : (408) 962-2516;

by mail to: ShoreTel Stock Administration, 960 Stewart Drive, Sunnyvale, CA 94085;

or by emailing a scanned or pdf copy to: options@shoretel.com.

The Option Exchange program is only available to U.S. employees of ShoreTel. We are not aware of any jurisdiction in the United States where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction in the United States where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Neither of Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Summary Term Sheet:	1

General Questions About the Option Exchange Program	1
Specific Questions About the Exchanged Options	3
Specific Questions About the New Options	4

Risk Factors Relating to the Option Exchange Program	6

Introduction	7

The Option Exchange Program:	8

1. Number of Options; Expiration Date	8
2. Purpose of the Option Exchange Program	8
3. Procedures for Participating in the Option Exchange Program	9
4. Withdrawal Rights	10
5. Acceptance of Options for Exchange and Issuance of New Options	10
6. Conditions of the Option Exchange Program	10
7. Price Range of Common Stock Underlying the Options	12
8. Source and Amount of Consideration; Terms of New Options	13
9. Information Concerning ShoreTel	13
10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	15
11. Status of Options Acquired By Us in the Option Exchange Program; Accounting Consequences of the Option Exchange Program	16
12. Legal Matters; Regulatory Approvals	16
13. Material Income Tax Consequences	16
14. Extension of the Option Exchange Program; Termination; Amendment	17
15. Fees and Expenses	17
16. Additional Information	17
17. Miscellaneous	18

Attachment: Letter of Transmittal

SUMMARY TERM SHEET

The following section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying letter of transmittal because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the letter of transmittal.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to our U.S. employees the right to exchange all outstanding options to purchase shares of ShoreTel, Inc. common stock having an exercise price equal to or greater than $9.50 per share granted under the Plans for New Options. We will grant the New Options under the 2007 Equity Incentive Plan as nonqualified stock options.

2.	WHY IS SHORETEL IMPLEMENTING THE OPTION EXCHANGE PROGRAM?

We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options to purchase of shares.

Grants of new options will be made on the date of the first trading day after the Expiration Date of the Option Exchange Program (the “replacement grant date”).

We are implementing the Option Exchange Program to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for our employees and will maximize the value of our common stock for our current stockholders. While we hope that this program will improve the current “underwater” options issue, this cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market.

3.	WHO IS ELIGIBLE TO PARTICIPATE?

Any current U.S. employee of ShoreTel (other than non-employee directors) who holds stock options under the Plans with an exercise price of $9.50 or above, is eligible to participate in the Option Exchange Program. Our non-employee directors are not eligible to participate in the Option Exchange Program.

4.	ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?

As described above, only our current U.S. employees holding stock options under the Plans are eligible to participate in the Option Exchange Program.

5.	HOW DOES THE OPTION EXCHANGE PROGRAM WORK?

To participate in the Option Exchange Program, an employee must make a voluntary election that will become IRREVOCABLE by 5:00 P.M. PACIFIC TIME ON FEBRUARY 2, 2009, to cancel his or her Eligible Options in exchange for a new nonqualified stock option to be granted on the replacement grant date.

You have the right to withdraw the options you have elected to exchange at anytime before 5:00 p.m. Pacific Time on February 2, 2009. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. In addition if we do not accept your options to exchange before March 2, 2009, the 40th business day from the commencement of this Offer to Exchange, you may withdraw the options you have elected to exchange any time after March 2, 2009.

The exercise price of the New Option will equal the closing market price of our common stock on the day of the replacement grant date. You will vest in the New Options as follows: either (1) 25% of the shares subject to the option vesting on the first anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next three years or (2) 50% of the shares subject to the option vesting on the second anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next two years. The vesting schedule would be determined based on the vesting schedule of the surrendered option. For option grants you received as a newly hired employee, you will have the four-year vesting schedule described in clause 1 of the prior sentence and if your grant was made to you as an existing employee, the grant will have the two-year vesting schedule vesting schedule described in clause 2 in the preceding sentence. Except for the new exercise price, new term, change in vesting and status as a nonqualified stock option, the terms and conditions of the New Options will be substantially the same as the cancelled Existing Options.

6.	WHAT MUST I DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

To participate, you must complete the letter of transmittal that is attached at the end of this Offer to Exchange, sign it, and ensure that ShoreTel Stock Administration receives it no later than 5:00 P.M. PACIFIC STANDARD TIME ON FEBRUARY 2, 2009. You can return your form to ShoreTel Stock Administration either by: email to options@shoretel.com, fax to (408) 962-2516 or by mail to ShoreTel, Inc., Stock Administration, 960 Stewart Drive, Sunnyvale, CA 94085, Sunnyvale, California. ShoreTel Stock Administration will send you a confirmation within three business days of receipt of your letter of transmittal. However, if you submit your letter of transmittal shortly before the specified deadline, you may not receive your confirmation before the deadline.

7.	DOES THE OPTION EXCHANGE PROGRAM EXTEND TO ALL OF SHORETEL’S EMPLOYEE OPTION PLANS?

The Option Exchange Program extends to options granted under each of the Plans as long as the options have exercise prices equal to or greater than $9.50 per share.

8.	WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?

Because of the large number of options currently outstanding, a grant of additional options could potentially have a severe negative impact on our dilution, outstanding shares and earnings per share.

9.	IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

If you elect to participate in the Option Exchange Program, the options you have elected to exchange will be cancelled after 5:00 P.M. PACIFIC TIME ON FEBRUARY 2, 2009.

10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I SO ELECT?

The deadline to elect to participate in the Option Exchange Program is 5:00 P.M. PACIFIC TIME on February 2, 2009, unless we extend it. This means that ShoreTel Stock Administration must have received your election form before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Option Exchange Program, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Option Exchange Program.

11.	WHAT WILL HAPPEN IF I DO NOT SUBMIT MY OPTIONS TO BE EXCHANGED BY THE DEADLINE?

If you do not submit your options to be exchanged by the deadline, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.

12.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

You may withdraw your election to participate in the Option Exchange Program at any time before 5:00 P.M. PACIFIC STANDARD TIME ON FEBRUARY 2, 2009. If we extend the New Grant Program beyond that time, you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must deliver to ShoreTel Stock Administration a written notice of withdrawal, electronic or pdf copy or a facsimile of such notice, with the required information prior to 5:00 P.M. PACIFIC STANDARD TIME ON FEBRUARY 2, 2009. Once you have withdrawn options, you may re-elect to exchange Eligible Options only by again following the election procedure described in the answer to Question 6.

13.	WHEN WILL THE OPTIONS THAT I ELECT TO EXCHANGE BE REMOVED FROM E*TRADE’s WEBPAGE?

After you submit your letter of transmittal, the Eligible options that you have elected to exchange will continue to appear in the E*TRADE webpage until the effective date of cancellation. If you attempt to exercise such Eligible Options through E*TRADE during that period without first withdrawing your election, ShoreTel Stock Administration will block the transaction and you will be responsible for any resulting costs and liabilities.

14.	IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM?

If you exchange your Eligible Options for a New Option, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or at the date of grant of the new option. With regard to the New Option, the tax aspects of such option will be the same as any other nonqualified option grant.

We recommend that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.

15.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

We understand that the decision whether or not to participate in the Option Exchange Program will be a challenging one for many employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate in the Option Exchange Program must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price.

16.	WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE NEW GRANT PROGRAM?

Although our board of directors has approved the Option Exchange Program, neither we nor our board of directors make any recommendation as to whether you should participate in the Option Exchange Program.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

17.	WHICH OPTIONS CAN BE EXCHANGED?

Only options that have an exercise price equal to or above $9.50 per share may be tendered for exchange in connection with the Option Exchange Program.

18.	CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

The Option Exchange Program only pertains to options, and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to inclusion in the Option Exchange Program. However, if you have exercised an Eligible Option grant in part, the remaining outstanding unexercised portion of the Eligible Option grant is subject to inclusion in the Option Exchange Program and may be tendered for exchange and cancellation.

19.	CAN I CANCEL AN OPTION GRANT ONLY AS TO CERTAIN SHARES?

No, you cannot partially cancel an outstanding option grant. By way of example, if you have an option for 1,000 shares granted and for 500 shares granted, you could elect to exchange both, either or neither of these grants. You could not elect to exchange just 500 shares of the 1,000 share grant, or any other partial exchange of either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion.

20.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?

If you elect to participate in the Option Exchange Program, then at 5:00 P.M., PACIFIC TIME, ON FEBRUARY 2, 2009, we will cancel all of your outstanding Eligible Options with an exercise price that you have elected to exchange.

21.	WILL THE OPTIONS EXCHANGED BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE PLANS?

The shares of common stock subject to those Eligible Options exchanged pursuant to the Option Exchange Program will be returned to the pool of shares available for grants of New Options under the 2007 Plan.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

22.	WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?

The number of shares of Common Stock covered by New Options is the same as the number of shares covered by the surrendered Eligible Options.

23.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

The exercise price of the New Options will equal the closing sale price of our common stock as reported on the Nasdaq Global Market on the replacement grant date;

24.	WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

You will vest in the New Options as follows: either (1) 25% of the shares subject to the option vesting on the first anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next three years or (2) 50% of the shares subject to the option vesting on the second anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next two years. The vesting schedule would be determined based on the vesting schedule of the surrendered option.

25.	IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION?

No. Even if your current options are incentive stock options, your New Option will be a nonqualified stock option.

26.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

Except for the new exercise price, change in vesting, change in term and status as a nonqualified stock option for cancelled incentive stock options, the terms and conditions of the New Options will be substantially the same as the exchanged options.

27.	MY OPTIONS ARE SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

You cannot cancel one part of an option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program.

28.	WHEN WILL WE GRANT THE NEW OPTIONS?

We will grant the New Options on the replacement grant date. If we cancel Eligible Options elected for exchange on February 2, 2009 the replacement grant date of the New Options will be February 3, 2009.

29.	WHEN WILL I SEE THE NEW OPTIONS ON E*TRADE?

All employees can view their stock options at www.optionslink.com. We anticipate that you will see your New Option in your account within approximately three weeks of the replacement grant date.

30.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

As described in Question 6, to participate, you must complete the letter of transmittal that is attached at the end of this Offer to Exchange, sign it, and ensure that ShoreTel Stock Administration receives it no later than 5:00 P.M. PACIFIC TIME ON FEBRUARY 2, 2009. You can return your form to ShoreTel Stock Administration either by fax to (408) 962-2516, by email to options@shoretel.com or by mail to ShoreTel, Inc., Stock Administration, 960 Steward Drive, Sunnyvale, California 94085. ShoreTel Stock Administration will send you a confirmation within three business days of receipt of your letter of transmittal. However, if you submit your letter of transmittal shortly before the specified deadline, you may not receive your confirmation before the deadline.

RISK FACTORS RELATED TO THE OPTION EXCHANGE PROGRAM

Participation in this Exchange Offer involves a number of risks. You should carefully read and consider the risks set forth in this section and in the documents incorporated by reference in this Offer to Exchange before deciding whether or not to participate in the Option Exchange Program. If you submit an Election Form indicating your decision to participate in the Exchange Offer prior to the Expiration Date of the Exchange Offer, you should consider these risks and uncertainties on or just prior to the Expiration Date so that you can determine whether it is appropriate for you to withdraw from participating in the Option Exchange Program.

Risks Related to This Offer to Exchange

The New Options will be subject to a new four year vesting schedule. This means that if your employment with us terminates during that new vesting period, you might have fewer vested shares than if you had not participated in the Option Exchange Program.

If you elect to participate in the Option Exchange Program, the vesting of each New Option issued to you will be subject to a four-year vesting schedule. This means that you will be required to continue working for us for four years after the date on which your New Option is granted in order to be fully vested in the New Option. If your employment terminates before your New Option vests, you will forfeit the unvested portion of the New Option, even if your surrendered option had been fully vested.

You should carefully consider the current vesting of your Eligible Options, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered, it is possible that you would have received more value by retaining your Eligible Option.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business

You should carefully review the sections entitled “Risk Factors” that are contained in our Annual Report on Form 10-K for the year ended June 30, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, each of which are incorporated by reference into this Offer to Exchange, before making a decision on whether or not to tender your Eligible Options.

INTRODUCTION

ShoreTel, Inc. is offering to our U.S. employees the right to exchange all outstanding options to purchase shares of our common stock having an exercise price equal to or greater than $9.50 per share granted under the Plans (the “Eligible Options”) for an equal number of new nonqualified stock options (the “New Options”) that we will grant under the 2007 Equity Incentive Plan (the “2007 Plan”). Non-employee members of our Board of Directors are not eligible to participate in our Option Exchange Program.

The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange. The Option Exchange Program requires the approval of stockholders at our Special Meeting of Stockholders to be held February 2, 2009, or at any adjournment thereof The Option Exchange Program is subject to conditions, which we describe in Section 6 of the Offer to Exchange.

If you elect to exchange options as described in the Offer to Exchange and if your Eligible Options are accepted for exchange, we will cancel the Eligible Options elected for exchange and you will receive a grant of a New Option issued pursuant to a new option agreement between you and us. Some key features of the new option will include:

•	The number of shares of our common stock that will be covered by New Options will be equal to the number of shares of our common stock covered by the surrendered Eligible Options.

•	The exercise price of the New Options will equal the closing sale price of our common stock as reported on the Nasdaq Global Market on the replacement grant date;

•	The New Options will have a term of seven years;

•

You will vest in the New Options as follows: either (1) 25% of the shares subject to the New Option will vest on the first anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next three years or (2) 50% of the shares subject to the New Option will vest on the second anniversary of the date of grant, and the remainder vesting ratably on a monthly basis over the next two years. The vesting schedule would be determined based on the vesting schedule of the surrendered option; and

•	The other terms and conditions of the New Options will be substantially similar to those of the cancelled options.

In order to receive the New Option, you must still be employed with us on the replacement grant date, and your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.

We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this Option Exchange Program on a voluntary basis to allow our U.S. employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options. The shares of common stock subject to those Eligible Options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for grants of new options under our 2007 Equity Incentive Plan.

As of December 31, 2008, options to purchase 3,256,373 shares of our common stock would be eligible for exchange under the proposed Stock Option Exchange Program.

THE OPTION EXCHANGE PROGRAM

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the “expiration date,” as defined below, for new nonqualified stock options to purchase common stock under the 2007 Equity Incentive Plan. If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive a new stock option to purchase the number of shares of our common stock covered by the Exchanged Options, subject to adjustments for any stock splits, stock dividends and similar events. The new option will be subject to the terms of the 2007 Equity Incentive Plan, as applicable, pursuant to a new option agreement between us and you.

Any current U.S. employee of ShoreTel (other than our non-employee directors) who holds stock options under the Plans that have exercise prices equal to or above $9.50 per share is eligible to participate in the Option Exchange Program. Our non-employee directors are not eligible to participate in the Option Exchange Program.

IF YOU ARE NOT A U.S. EMPLOYEE OF SHORETEL FROM THE DATE YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED ELIGIBLE OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED ELIGIBLE OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

If you wish to participate in the Option Exchange Program, you may elect to exchange any options that have an exercise price equal to or above $9.50 per share. If you elect to cancel an option, it must be cancelled as to all shares that are outstanding under the option grants. An option cannot be partially cancelled.

The term “expiration date” means 5:00 P.M., Pacific Time, on February 2, 2009, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the expiration date.

2.	PURPOSE OF THE OPTION EXCHANGE PROGRAM.

We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in ShoreTel, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are implementing the Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our common stock for our current stockholders.

Because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution, outstanding shares and earnings per share.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE DAY OF THE REPLACEMENT GRANT (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING ELIGIBLE OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, we expect to consider such matters from time to time);

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•

the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under the Plans or purchases made under our employee stock purchase plan); or

•	any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

Neither we nor our board of directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

3.	PROCEDURES FOR PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

PROPER EXCHANGE OF OPTIONS. To elect to participate in the Option Exchange Program, you must, in accordance with the terms of the letter of transmittal that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile of the letter, along with any other required documents. ShoreTel Stock Administration must receive all of the required documents by email at options@shoretel.com, fax at (408) 962-2516 or by mail to ShoreTel, Inc, Stock Administration, 960 Stewart Drive, Sunnyvale, CA 94085 before the expiration date.

If you do not turn in your election form by the deadline, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. OUR ACCEPTANCE FOR CANCELLATION OF THE OPTIONS ELECTED FOR EXCHANGE BY YOU PURSUANT TO THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.	WITHDRAWAL RIGHTS.

You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

You have the right to withdraw the options you have elected to exchange at anytime before 5:00 p.m. Pacific Time on February 2, 2009. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. In addition if we do not accept your options to exchange before March 2, 2009, the 40th business day from the commencement of this Offer to Exchange, you may withdraw the options you have elected to exchange any time after March 2, 2009.

To validly withdraw options, you must deliver to us a written notice of withdrawal by mail to ShoreTel, Inc., Stock Administration, 960 Stewart Drive, Sunnyvale, CA 94085, or by facsimile thereof to (408) 962-2516, with the required information, while you still have the right to withdraw the election to participate in the Option Exchange Program. The notice of withdrawal must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who has elected to participate in the Option Exchange Program (and who subsequently elects to withdraw his or her options from the Option Exchange Program) must sign the notice of withdrawal exactly as such option holder’s name appears on the option agreement. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

Neither ShoreTel nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this Offer to Exchange and promptly following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange and accepted for exchange on February 2, 2009, you will be granted a New Option on the replacement grant date. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a New Option on the first trading date after the date we cancel the options accepted for exchange.

The number of shares to be subject to New Options will be equal to the number covered by the Eligible Options.

6.	CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any options elected for exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after January 2, 2009 and prior to February 2, 2009 any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred:

•	our stockholders shall have not approved the Option Exchange Program at our Special Meeting of Stockholders to be held February 2, 2009, or at any adjournment thereof;

•

there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the options elected for exchange pursuant to the Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of ShoreTel or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•

there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Option Exchange Program or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•

make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

•	materially impair the contemplated benefits of the Option Exchange Program to us; or

•

materially and adversely affect the business, condition (financial or other), income, operations or prospects of ShoreTel or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to have a material adverse effect on the business, condition (financial or other), operations or prospects of ShoreTel or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program; or

•	in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof;

•

a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before February 2, 2009;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before February 2, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of ShoreTel or our subsidiaries that, in our reasonable judgment, is or may be material to ShoreTel or our subsidiaries.

The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at anytime to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons, although participants in the Option Exchange Program may challenge our determination in a court of competent jurisdiction.

7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock has been quoted on the Nasdaq Global Market under the symbol “SHOR” since our initial public offering on July 3, 2007. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq Global Market:

	HIGH	LOW
Fiscal Year ending June 30, 2009:
First Quarter	$6.50	$3.87
Second Quarter	5.87	2.61
Fiscal Year ended June 30, 2008:
First Quarter	$16.50	$12.15
Second Quarter	18.32	13.25
Third Quarter	13.69	4.75
Fourth Quarter	5.64	4.52

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION. We will issue New Options to purchase common stock under the 2007 Plan in exchange for outstanding Eligible Options properly elected and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be based on the approved exchange ratio illustrated in section 5 above. You cannot cancel one part of an Eligible Option that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option. It cannot be separated for purposes of this program. The shares of common stock subject to Eligible Options cancelled pursuant to the Option Exchange Program will be retired and will be returned to the pool of shares available for grants of New Options under the Plan.

TERMS OF NEW OPTIONS. The New Options to be granted will be issued under the 2007 Equity Incentive Plan. We will issue a New Option agreement to each option holder who receives a New Option on the replacement grant date. Except for the new exercise price, change in vesting, new term and status as a nonqualified stock option for cancelled incentive stock options, the terms and conditions of the new options will be substantially the same as the cancelled options.

The terms and conditions of current options under the Plans are set forth in the respective Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you. YOU MAY OBTAIN COPIES OF EACH OF THESE PROSPECTUSES AND THE PLANS AS INDICATED BELOW.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. Options granted under the Option Exchange Program will be nonqualified stock options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction will in general be allowed for the taxable year of ShoreTel in which the ordinary income is recognized by the optionee.

IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE PLANS. PLEASE CONTACT LOREEN PICCOTTO AT OPTIONS@SHORETEL.COM OR (408) 962-2516, TO RECEIVE A COPY OF THE PLANS, PROSPECTUSES OR FORMS OF STOCK OPTION AGREEMENTS. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.	INFORMATION CONCERNING SHORETEL.

We are a leading provider of IP telecommunications solutions for enterprises. Our solution is comprised of our ShoreGear switches, ShorePhone IP phones and ShoreWare software applications. We were founded in September 1996 and shipped our first system in 1998. We have continued to develop and enhance our product line since that time. We currently offer a variety of models of our switches and IP phones.

We were originally incorporated in California in September 1996, and we reincorporated into Delaware prior to the completion of our initial public offering. Our principal offices are located at 960 Stewart Drive, Sunnyvale, CA 94085, and our telephone number is (408) 331-3300.

Additional information about ShoreTel is available from the documents described in Section 16 and the financial statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2008 and our quarterly report on Form 10-Q for the quarter ended September 30, 2008. The following table summarizes certain of our consolidated financial data.

The following selected financial data should be read in connection with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere on our Form 10-K for the fiscal year ended June 30, 2008 and our Form 10-Q filed for the quarter ended September 30, 2008, each of which is incorporated by reference. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Three Months Ended September 30,		Year Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
Revenue:
Product	$30,014	$28,125	$110,496	$87,095
Support and services	5,846	3,850	18,233	10,732

Total revenue	35,860	31,975	128,729	97,827
Cost of revenue:
Product(1)	9,986	9,404	37,451	29,751
Support and services(1)	2,914	2,159	9,994	6,837

Total cost of revenue	12,900	11,563	47,445	36,588

Gross profit	22,960	20,412	81,284	61,239
Operating expenses:
Research and development(1)	7,786	6,207	26,691	17,224
Sales and marketing(1)	11,148	8,322	37,780	26,126
General and administrative(1)	6,010	3,723	17,420	11,673

Total operating expenses	24,944	18,252	81,891	55,023

Operating income (loss)	(1,984)	2,160	(607)	6,216
Other income — net	432	1,203	4,101	273

Income (loss) before provision for income tax	(1,552)	3,363	3,494	6,489
Income tax provision	(608)	(806)	(861)	(408)

Net income (loss)	(2,160)	2,557	2,633	6,081
Accretion of preferred stock	—	—	—	(50)

Net income (loss) available to common stockholders	$(2,160)	$2,557	$2,633	$6,031

Net income (loss) per common share available to common stockholders(2):
Basic	$(0.05)	$0.06	$0.06	$0.70

Diluted	$(0.05)	$0.06	$0.06	$0.17

Shares used in computing net income (loss) per share available to common stockholders:
Basic	43,318	41,881	42,413	8,565
Diluted	43,318	44,989	44,861	35,581
(1) Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Year Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Cost of product revenue	$22	$8	$59	$12
Cost of support and services revenue	194	58	503	99
Research and development	722	254	1,885	384
Sales and marketing	973	451	2,358	533
General and administrative	801	294	2,135	1,658

Total stock-based compensation expense	$2,712	$1,065	$6,940	$2,686

(2)	See Note 3 to our consolidated financial statements for a description of the method used to compute basic and diluted net income (loss) per share available to common stockholders, which gives effect to the 1-for-10 reverse split of our outstanding common stock on June 22, 2007.

Effective July 1, 2006, we adopted SFAS 123(R) “Share-Based Payment.” Stock-based compensation expense for years prior to fiscal 2007 was calculated based on provisions of APB 25 “Accounting for Stock Issued to Employees.”

	As of
	September 30,		June 30,
	2008	2007	2008	2007
	(In thousands)
Consolidated balance sheet data:
Cash and cash equivalents and short-term investments	$107,107	$99,192	$102,811	$17,326
Working capital	111,407	107,074	111,993	23,018
Total assets	149,497	133,626	147,797	53,034
Redeemable convertible preferred stock	—	—	—	56,341
Total stockholders’ equity (deficit)	113,520	106,122	113,213	(31,829)

	Three Months Ended September 30,		Year Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Summary cash flow data:
Cash flows provided by operating activities	$5,695	$3,731	$8,153	$7,910
Cash flows provided by (used in) investing activities	5,030	(679)	(36,519)	(2,224)
Cash flows provided by (used in) financing activities	39	78,814	79,712	(693)

	Three Months Ended September 30,		Year Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Ratio of earnings to fixed charges:
Interest factor in rental expenses	$100	$50	$400	$175

Fixed Charges:	100	50	400	175

Income (loss) before income taxes	$(1,552)	$3,363	$3,494	$6,489

Fixed Charges:	100	50	400	175

Earnings (loss)	$(1,452)	$3,413	$3,894	$6,664
Ratio of earnings to fixed charges	*	68.3	9.7	38.1

*	Earnings are inadequate to cover fixed charges in this period.

The book value per share of our common stock as of September 30, 2008 was $2.61.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

The directors and executive officers of ShoreTel and their positions and offices as of December 31, 2008 are set forth in the following table:

NAME	POSITION
John W. Combs	Chairman, President and Chief Executive Officer
Edwin J. Basart	Founder, Chief Technology Officer and Director
Michael E. Healy	Chief Financial Officer
Donald J. Girskis	Senior Vice President, Worldwide Sales
Pedro E. Rump	Vice President, Engineering and Operations
Walter Weisner	Vice President, Global Services
William P. Garvey	Vice President, General Counsel and Secretary
Mark F. Bregman	Director
Gary J. Daichendt	Director
Kenneth D. Denman	Director
Michael Gregoire	Director
Charles D. Kissner	Director
Edward F. Thompson	Director

The address of each director and executive officer is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, California 94085.

Other than the sale of 2,000 shares acquired through our Employee Stock Purchase Plan by William Garvey on November 4, 2008, a grant of options to purchase 50,000 shares of our common stock at an exercise price of $3.50 per share granted on November 18, 2008, to Michael Gregoire when he joined our Board of Directors and the purchase of 10,000 shares of our common stock by John Combs on November 21, 2008, there were no stock and stock option transactions involving our executive officers and directors within the 60 days before the commencement of the Option Exchange Program.

None of our non-employee directors are eligible to participate in the Option Exchange Program, however, our executive officers that are “officers” as defined under Section 16(a) of the Securities Exchange Act (“Section 16 Officers”) are eligible to participate in the Option Exchange Program. The following table sets for the number of shares of common stock subject to Eligible Options held by our Section 16 Officers:

Name	Shares Subject to Eligible Options	Percentage of Shares Subject to All Eligible Options
John W. Combs	150,000	4.6
Edwin J. Basart	149,000	4.6
Michael E. Healy	324,999	10.0
Pedro E. Rump	149,999	4.6
Walter Weisner	80,000	2.5

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.

The shares of common stock subject to those options cancelled pursuant to the Option Exchange Program will be returned to the pool of shares available for grants of new options under the 2007 Plan.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), in addition to the remaining unamortized expense for the Eligible Options, we will recognize the incremental compensation cost of the stock options granted in the Option Exchange Program. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. The sum of the remaining unamortized expense for the Eligible Options and the incremental compensation cost for the New Options will be recognized in compensation expense ratably over the vesting period of the New Options. As would be the case with Eligible Options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from this Exchange Offer

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Option Exchange Program. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock units is subject to the conditions described in Section 6.

13.	MATERIAL INCOME TAX CONSEQUENCES.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, any of which may change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.

If you exchange Eligible Options for New Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the grant date of the New Options, you will not be required to recognize additional income for federal income tax purposes. The New Options will be non-qualified stock options.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Exchange Offer.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF NON-QUALIFIED STOCK OPTIOND. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option if the holder is employed by us. We will require any such holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

14.	EXTENSION OF OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect.

Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the Option Exchange Program.

16.	ADDITIONAL INFORMATION.

We recommend that, in addition to this Offer to Exchange and letter of transmittal, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Option Exchange Program:

•	our annual report on Form 10-K for the fiscal year ended June 30, 2008, filed with the Securities and Exchange Commission on September 12, 2008;

•	the definitive proxy statement for our 2008 annual meeting of stockholders, filed with the Securities and Exchange Commission on October 3, 2008;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 6, 2008, as amended;

•	our current report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2008; and

•

the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on May 25, 2007, including any amendments or reports we file for the purpose of updating that description.

The Securities and Exchange Commission file number for all of these filings is 001-33506. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission located located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and copies of all or any part of these filings may be obtained from that office or by calling the Securities and Exchange Commission at 1-800-SEC-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www. shoretel.com. Information contained on our website is not part of this Offer to Exchange.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Stock Administration

ShoreTel, Inc.

960 Stewart Drive

Sunnyvale, California 94085

Email: options@shoretel.com

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about ShoreTel should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

We are not aware of any U.S. jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any such jurisdiction where the implementation of the New Grant Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. This Option Exchange Program is not available in jurisdictions outside the United States.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO

MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ShoreTel, Inc.                                                                      January 21, 2009